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                                                                    EXHIBIT 99.1

CORN PRODUCTS INTERNATIONAL DECLARES ITS FIRST QUARTERLY DIVIDEND AND AUTHORIZES BUYBACK OF UP TO TWO MILLION SHARES

BEDFORD PARK, Ill., Sept. 16/PRNewswire/ -- The Board of Directors of Corn Products International, Inc. (NYSE:CPO) today declared its first quarterly dividend of $0.08 per share, payable October 23, 1998 to stockholders of record at the close of business on September 30, 1998. The Board also authorized the purchase by the company of up to two million of its issued and outstanding shares of common stock. Currently there are about 36 million shares of Corn Products common stock outstanding. The company plans to purchase shares under this program from time to time over a period of three years, as determined by management.

Konrad Schlatter, Chairman and Chief Executive Officer of Corn Products International said. "We started our corporate life as an independent company at the beginning of this year and this quarterly dividend is the first in what we expect to be a regular, continuing and periodically increasing earnings distribution. The dividend and the repurchase program demonstrates our confidence in the growth prospects we believe this company has in terms of stronger earnings and cash flow as we move into 1999 and our goal of continually increasing shareholder value."

This Press Release contains certain forward-looking statements concerning the Company. Although the Company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove correct and actual results and developments may differ materially. Important factors that could cause actual results to differ include: currencies, economies, by-product returns, and manufacturing costs. For a further description of these factors, see the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended June 30, 1998.

About Corn Products International, Inc.:

Corn Products International, Inc., headquartered in Bedford Park, IL., produces high-quality food ingredients and industrial products derived from the wet milling of corn and other starch-based materials. With international operations spanning 21 countries and 38 plants, Corn Products is one of the largest corn refiners in the world and the leading refiner in Latin America.
In addition, the company is the world's leading producer of dextrose and has strong regional leadership in cornstarch. Corn Products, which began operations as an independent company in 1998, has sales of $1.5 billion. Corn Products International, Inc.'s stock is traded on the New York Stock Exchange under the symbol CPO.

SOURCE Corn Products International, Inc.